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                   CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                     (In thousands except per share amounts)

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
                                                       2002     2001      2000
                                                     -------   -------   -------

BASIC:
      Net Income                                     $66,690   $46,984   $33,559
Weighted average shares outstanding                   39,630    38,879    38,321
Basic earnings per share                               $1.68     $1.21     $0.88

DILUTED:
      Net Income                                     $66,690   $46,984   $33,559

Weighted average shares outstanding                   39,630    38,879    38,321
      Incremental shares under stock option plans      2,179     1,940     1,612
                                                     -------   -------   -------
Adjusted weighted average shares outstanding          41,809    40,819    39,933
                                                     -------   -------   -------
Diluted earnings per share                             $1.60     $1.15     $0.84
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